CALCULATION OF REGISTRATION FEE

Title	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,416,370.00	$1,084.03

Term Sheet STR-14 (To the Prospectus dated March 23, 2012 and the Prospectus Supplement dated March 23, 2012)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03

841,637 Units	Pricing Date	April 22, 2014
$10 principal amount per unit	Settlement Date	April 29, 2014
CUSIP No. 22545F458	Maturity Date	May 1, 2015

CREDIT SUISSE

- Automatically callable if the performance of a basket of three approximately equally weighted common equity securities (Citigroup Inc., JPMorgan Chase & Co. and Wells Fargo & Company, together, the "Basket") on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is greater than or equal to the performance of the iShares 20+ Year Treasury Bond ETF (the "TLT"). We refer to the comparison of the performance of the Basket and TLT as the "Relative Value Market Measure."
- In the event of an automatic call, the amount payable per unit will be:
  - $10.59350 if called on the first Observation Date
  - $10.89025 if called on the second Observation Date
  - $11.18700 if called on the final Observation Date
- If not called on the first or second Observation Dates, a maturity of approximately one year
- If not called because the performance of the Basket is less than the performance of TLT as of each Observation Date, 1% loss of principal for each 1% that the performance of the Basket is less than the performance of TLT, with up to 100% of your principal at risk
- All payments are subject to the credit risk of Credit Suisse AG
- No periodic interest payments
- Limited secondary market liquidity, with no exchange listing
- The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet.

The initial estimated value of the notes as of the pricing date is $9.855 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-9 of this term sheet and “Structuring the Notes” on page TS-29 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$8,416,370.00
Underwriting discount	$0.125	$105,204.63
Proceeds, before expenses, to Credit Suisse	$9.875	$8,311,165.37

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
April 22, 2014

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Summary

The Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse.

The notes will be automatically called at the applicable Call Amount if the Observation Level of the Relative Value Market Measure, which measures the performance of the Basket less the performance of TLT on any Observation Date (the “Relative Value Market Measure”), is equal to or greater than the Call Level. The Relative Value Market Measure level will increase when the Basket outperforms TLT, and will decrease when TLT outperforms the Basket. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket and TLT.  See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements.  Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”).  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing.  You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-29.

Terms of the Notes
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London Branch.	Initial TLT Price and Final TLT Price:
The Initial TLT Price is $110.33, which was the Closing Market Price of TLT on the pricing date. The Final TLT Price on any Observation Date will equal the Closing Market Price of TLT on the applicable Observation Date multiplied by the TLT Price Multiplier.

Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called on the first or second Observation Dates.
Relative Value Market Measure:	Measures the performance of the Basket less the performance of iShares 20+ Year Treasury Bond ETF (Bloomberg symbol: “TLT”) (“TLT”).	Price Multiplier:	For each Basket Stock and for TLT, 1, subject to adjustment for certain corporate events, as described in “Additional Terms of the Notes—Anti-Dilution Adjustments” beginning on page TS-18.
The Basket:
An approximately equally weighted basket of three financial sector stocks comprised of the common stock of Citigroup Inc. (NYSE symbol: “C”), JPMorgan Chase & Co. (NYSE symbol: “JPM”) and Wells Fargo & Company (NYSE symbol: “WFC”) (each, a “Basket Stock”).
Observation Dates:
October 24, 2014, January 23, 2015, and April 24, 2015 (the final Observation Date).
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described under “Additional Terms of the Notes—Market Disruption Events.”

Starting Value:	100	Call Level:	100 (or 100% of the Starting Value)
Ending Value:	The Observation Level of the Relative Value Market Measure on the final Observation Date.	Call Amounts (per Unit) and Call Premiums:
$10.59350, representing a Call Premium of 5.9350% of the principal amount, if called on the first Observation Date;
$10.89025, representing a Call Premium of 8.9025% of the principal amount, if called on the second Observation Date; and
$11.18700, representing a Call Premium of 11.8700% of the principal amount, if called on the final Observation Date.

Observation Level:
The Observation Level of the Relative Value Market Measure on any Observation Date will be the sum of (i) 100 plus (ii) the product of 100 and the Relative Value Return, calculated as described beginning on page TS-7 under “The Relative Value Market Measure.”

However, if a Market Disruption Event for either a Basket Stock or TLT occurs on an Observation Date, the Observation Level will be determined as set forth under “Additional Terms of the Notes—Market Disruption Events” on page TS-17.

Call Settlement Dates:
The fifth business day following the applicable Observation Date, subject to postponement as described under “Additional Terms of the Notes—Postponement of Observation Dates;” provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Relative Value Return:	The Relative Value Return on any Observation Date will be calculated as follows (expressed as a percentage):	Threshold Value:	100, 100% of the Starting Value.
		Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-29.
Initial Basket Level and Final Basket Level:	100. The Final Basket Level on any Observation Date will be determined as set forth under “The Basket” on page TS-23.	Calculation Agent:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Relative Value Strategic Accelerated Redemption Securities®	TS-2

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Payment Determination

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level of the Relative Value Market Measure on that Observation Date is equal to or greater than the Call Level.

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value. In no event will the Redemption Amount be less than zero.

Relative Value Strategic Accelerated Redemption Securities®	TS-3

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Prospectus supplement and prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
▪  You anticipate that the performance of the Basket will be greater than the performance of TLT from the pricing date to any of the Observation Dates, and, in that case, you accept an early exit from your investment.

▪  You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium, regardless of the performance of the Basket and TLT as of the applicable Observation Date.

▪  If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends, interest payments, or other benefits of owning shares of the Basket Stocks or TLT, or the securities held by TLT.

▪  You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪  You wish to make an investment that cannot be automatically called prior to maturity.

▪  You believe that the performance of TLT will be greater than the performance of the Basket from the pricing date to each Observation Date.

▪  You seek an uncapped return on your investment.

▪  You seek principal protection or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends, interest payments, or other distributions paid on the Basket Stocks or TLT or the securities held by TLT.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-4

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes.  The actual amount you receive and the resulting return will depend on the actual Observation Levels of the Relative Value Market Measure, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes.

These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 100.00;

3)	the Call Level of 100.00;

4)	the term of the notes from April 29, 2014 to May 1, 2015;

5)
the Call Premium of 5.9350% of the principal amount if the notes are called on the first Observation Date, 8.9025% if called on the second Observation Date, and 11.8700% if called on the final Observation Date; and

6)	Observation Dates occurring on October 24, 2014, January 23, 2015, and April 24, 2015.

The Final Basket Level and Final TLT Price will not include any income generated by dividends paid on shares of the Basket Stocks or TLT, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level of the Relative Value Market Measure on one of the Observation Dates is equal to or greater than the Call Level.  This will occur if the Basket has outperformed TLT between the pricing date and the applicable Observation Date. For illustrative examples of how the Relative Value Return and, accordingly, the Observation Level on any Observation Date will be calculated, please see “The Relative Value Market Measure” and “Examples of the Relative Value Return” below.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.59350 = $10.59350 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is less than the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called on the second Observation Date at $10.00 plus the Call Premium of $0.89025 = $10.89025 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are less than the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called on the final Observation Date at $10.00 plus the Call Premium of $1.18700 = $11.18700 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount.  For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

Relative Value Strategic Accelerated Redemption Securities®	TS-5

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date		Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	95.00	95.00	80.00
Observation Level on the Second Observation Date	N/A	105.00	93.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	80.00
Relative Value Return	10.00%	5.00%	5.00%	-20.00%
Return of the Notes	5.9350%	8.9025%	11.8700%	-20.0000%
Call Amount / Redemption Amount per Unit	$10.59350	$10.89025	$11.18700	$8.00000

Relative Value Strategic Accelerated Redemption Securities®	TS-6

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The Relative Value Market Measure

The Relative Value Market Measure measures the extent to which the performance of the Basket from its Initial Basket Level exceeds the performance of the iShares 20+ Year Treasury Bond ETF (the “TLT”) from its Initial TLT Price, as measured by the Relative Value Return. The level of the Relative Value Market Measure was set to 100 on the pricing date. Investors should be of the view that the Basket will perform moderately better than TLT over the term of the notes. The Basket and TLT are further described below in the sections “The Basket,” “The Basket Stocks,” and “The iShares ® Barclays 20+ Year Treasury Bond ETF.” The level of the Relative Value Market Measure will increase when the performance of the Basket exceeds the performance of TLT, and will decrease when the performance of TLT exceeds the performance of the Basket.

The Observation Level of the Relative Value Market Measure on any Observation Date will be the sum of (i) 100 plus (ii) the product of 100 and the Relative Value Return on the applicable Observation Date. The Relative Value Return will be a positive number if the Basket performs better than TLT, and a negative number if TLT performs better than the Basket. The Relative Value Return will be determined as follows (expressed as a percentage):

The Initial Basket Level was set to 100 on the pricing date. The Final Basket Level on any Observation Date will equal the value of the Basket on the applicable Observation Date, determined as described below under “The Basket.”

The Initial TLT Price is $110.33, which was the Closing Market Price of TLT on the pricing date. The Final TLT Price on any Observation Date will equal the Closing Market Price of TLT on the applicable Observation Date multiplied by the TLT Price Multiplier.

The Price Multiplier for each Basket Stock and TLT was set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to the applicable security.  See the section entitled “Additional Terms of the Notes—Anti-Dilution Adjustments” below.

The level of the Relative Value Market Measure will only be determined by the calculation agent on each Observation Date, and will not be published at any time during the term of the notes.

Examples of the Relative Value Return

Set forth below are four examples of the calculation of the Relative Value Return and Observation Levels (each rounded to two decimal places) based on hypothetical performances for the Basket and TLT as of a hypothetical Observation Date during the term of the notes.  The examples are based upon:

1)	the Initial Basket Level of 100.00; and

2)	a hypothetical Initial TLT Price of 100.00.

The hypothetical Initial TLT Price of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Initial TLT Price is set forth under “Terms of the Notes” on page TS-2.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
The Basket
Initial Basket Level	100.00	100.00	100.00	100.00	100.00	100.00
Final Basket Level	110.00	105.00	95.00	95.00	97.00	110.00
Basket Return	10.00%	5.00%	-5.00%	-5.00%	-3.00%	10.00%
TLT
Initial TLT Price	100.00	100.00	100.00	100.00	100.00	100.00
Final TLT Price	105.00	115.00	98.00	93.00	110.00	97.00
TLT Return	5.00%	15.00%	-2.00%	-7.00%	10.00%	-3.00%
Relative Value Return	5.00%	-10.00%	-3.00%	2.00%	-13.00%	13.00%
Observation Level	105.00	90.00	97.00	102.00	87.00	113.00
Example 1 – The performance of the Basket and TLT are both positive, and the Basket outperforms TLT. Therefore, the Relative Value Return is positive.

Example 2 – The performance of the Basket and TLT are both positive, and TLT outperforms the Basket. Therefore, the Relative Value Return is negative.

Example 3 – The performance of the Basket and TLT are both negative, and TLT outperforms the Basket. Therefore, the Relative Value Return is negative.

Example 4 – The performance of the Basket and TLT are both negative, and the Basket outperforms TLT. Therefore, the Relative Value Return is positive.

Example 5 – The performance of the Basket is negative and the performance of TLT is positive, and TLT outperforms the Basket. Therefore, the Relative Value Return is negative.

Example 6 – The performance of the Basket is positive and the performance of TLT is negative, and the Basket outperforms TLT. Therefore, the Relative Value Return is positive.

Relative Value Strategic Accelerated Redemption Securities®	TS-7

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The following graph sets forth the hypothetical historical month-end levels of the Relative Value Return from January 2008 through March 2014, based on historical month-end Closing Market Prices of the Basket Stocks and TLT. Each data point within the graph represents the hypothetical Relative Value Return assuming the notes were priced 12 months earlier (a term similar to that of the notes). The hypothetical Relative Value Return is a percentage that is based on the change in value of the Basket and TLT from the pricing date to the final Observation Date, calculated as described in this term sheet. This hypothetical historical data is not necessarily indicative of the future Relative Value Return or what the value of the notes may be. The hypothetical historical level of the Relative Value Return is not indicative of the return you will receive. Any hypothetical historical upward or downward trend in the Relative Value Return during any period set forth below is not an indication that the Relative Value Return is more or less likely to increase or decrease at any time over the term of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-8

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Risk Factors

Your investment in the notes is subject to significant investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

▪
If the notes are not called, your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity.  The return on the notes will be based on the performance of the Relative Value Market Measure. If the notes are not called, then the Ending Value will be less than the Starting Value, because TLT has outperformed the Basket, and you will receive a Redemption Amount at maturity that will be less than the principal amount of the notes. You may lose all or a significant portion of your investment.

▪
The return on the notes is based on the relative performance of the Basket and TLT and does not directly track a positive position in the Basket.  You may receive a lower return on the notes than you could receive by directly investing in the Basket Stocks. Even if the Basket appreciates, you may not earn a positive return over the term of the notes. The return on the notes is based on the performance of the Basket less the performance of TLT, as determined on each Observation Date. On any Observation Date, in order for you to receive a positive return upon a call of the notes, the Basket must have (a) increased from the Initial Basket Level by a percentage that is greater than or equal to any percentage increase of TLT, (b) decreased from the Initial Basket Level by a percentage that is less than or equal to any percentage decrease of TLT or (c) remained the same as the Initial Basket Level while the price of TLT remained the same as the Initial TLT Price or decreased. If the notes are not called because TLT has performed better than the Basket as of each Observation Date, you will receive a Redemption Amount at maturity that is less than the principal amount, even if the value of the Basket has increased over the term of the notes.

▪
Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

▪
Your investment return, if any, is limited to the applicable Call Premium and may be less than a comparable investment directly in the assets represented by the Relative Value Market Measure.  Your return on the notes, if any, will not exceed the applicable Call Premium.  In contrast, a direct investment in the securities represented by the Relative Value Market Measure (for example, an ownership interest in the Basket Stocks) would allow you to receive the full benefit of any appreciation in the value of those assets.

In addition, the Observation Levels and the Ending Value will not reflect the value of dividends paid or distributions made on the Basket Stocks or TLT, or any other rights associated with the Basket Stocks or TLT.  Thus, any return on the notes will not reflect the return you would realize if you actually invested in the relevant securities.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of the amount payable to you upon an automatic call or at maturity is dependent upon our ability to repay our obligations on the applicable Call Settlement Date or maturity date, regardless of whether the Relative Value Market Measure increases from the Starting Value to the applicable Observation Level or Ending Value.  No assurance can be given as to what our financial condition will be on the applicable payment date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes.  However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Relative Value Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪
Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-29. Because we use our internal funding rate to determine the value of

Relative Value Strategic Accelerated Redemption Securities®	TS-9

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪
The public offering price you pay for the notes exceeds the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as is further described in “Structuring the Notes” on page TS-29.

▪
Assuming no change in market conditions or other relevant factors after the pricing date, the market value of the notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-29. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Relative Value Market Measure, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups.  If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
We cannot assure you that there will be a trading market for the notes, and the notes will not be listed on any securities exchange.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the value of the Relative Value Market Measure.  The number of potential buyers of the notes in any secondary market may be limited.  There is no assurance that any party will be willing to purchase the notes at any price in any secondary market.

Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. We anticipate that MLPF&S will act as a market-maker for the notes, but it is not required to do so and may cease to do so at any time.  Any price at which MLPF&S may bid for, offer, purchase, or sell the notes may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which the notes might otherwise trade in the market.  In addition, if at any time MLPF&S were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

We will not list the notes on any securities exchange.  We cannot ensure that a trading market for the notes will develop, or, if a trading market does develop, that there will be liquidity in that trading market.

▪
The amount you receive at maturity or upon a call will not reflect changes in the value of the Relative Value Market Measure other than on the Observation Dates.  Changes in the value of the Relative Value Market Measure during the term of the notes other than on the Observation Dates will not be reflected in determining whether the notes will be automatically called or the calculation of the Redemption Amount.  To make that determination or calculation, the calculation agent will refer only to the value of the Relative Value Market Measure on the applicable Observation Dates.  No other values of the Relative Value Market Measure will be taken into account.  As a result, even if the value of the Relative Value Market Measure has increased at certain times during the term of the notes before or after decreasing to a value below the Call Level on each Observation Date, the notes will not be called, and you will receive a Redemption Amount that is less than the principal amount.

▪
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  You have no right to have the notes redeemed at your option prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell the notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

Relative Value Strategic Accelerated Redemption Securities®	TS-10

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

▪
Value of the Relative Value Market Measure.  We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Relative Value Market Measure.  In general, it is expected that the market value of the notes will decrease as the value of the Relative Value Market Measure decreases, and increase as the value of the Relative Value Market Measure increases.  However, as the value of the Relative Value Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell the notes when the value of the Relative Value Market Measure is less than, or not sufficiently above, the Starting Value, then you may receive less than the principal amount of the notes.

In addition, because the return on the notes will not exceed the applicable Call Premium, we do not expect that the notes will trade in any secondary market at a price that is greater than the Call Amount that is applicable to the next Observation Date.

▪
Volatility of the Relative Value Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Relative Value Market Measure may have an adverse impact on the market value of the notes.  Even if the value of the Relative Value Market Measure increases after the pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the amount that would be payable on any Call Settlement Date or at maturity based on that value because of the anticipation that the value of the Relative Value Market Measure will continue to fluctuate until the final Observation Date.

▪
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect the securities markets generally, may affect the value of the Relative Value Market Measure and the market value of the notes.

▪
Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. Changes in interest rates may also have an adverse effect on the value of the Basket Stocks or may increase the value of TLT.

▪
Dividend Yields.  In general, if cumulative dividend yields on the Basket Stocks increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

▪
Our Financial Condition and Creditworthiness.  Our actual and perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, because the value of the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Relative Value Market Measure, a decrease in our credit spreads or an improvement in our credit ratings will not reduce the other investment risks related to the notes or necessarily increase the market value of the notes.

▪
Time to Maturity or Next Observation Date.  There may be a disparity between the market value of the notes prior to maturity or prior to an Observation Date, as applicable, and their value at maturity or as of the next Observation Date. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Relative Value Market Measure during the term of the notes. As the time to maturity or the next Observation Date decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount to be paid at maturity, or if applicable, the Call Amount to be paid at the next Call Settlement Date.

▪
Trading and hedging activities by us, MLPF&S, and our respective affiliates may affect your return on the notes and their market value.  We, MLPF&S, and our respective affiliates may buy or sell the securities included in the Basket or TLT, futures or options contracts on those securities, or other listed or over-the counter derivative instruments linked to those securities.  We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could affect the value of these securities and, in turn, the value of the Relative Value Market Measure in a manner that could be adverse to your investment in the notes.  On or before the pricing date, any purchases or sales by us (including those for the purpose of hedging our obligations under the notes) may have increased the value of the Basket Stocks and/or decreased the value of TLT.  Consequently, the values of those securities may change subsequent to the pricing date, adversely affecting the market value of the notes.

We, MLPF&S, or one or more of our respective affiliates may also engage in hedging activities for business reasons generally and in anticipation of the sale of the notes.  From time to time, we, MLPF&S, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into and may liquidate or close out a portion of these holdings at or about the time of maturity of the notes or the Observation Dates. These hedging activities may decrease the value of the Relative Value Market Measure prior to maturity of the notes, including on each Observation Date, and may affect whether the notes will be called on an Observation Date, or may affect the Redemption Amount.

Relative Value Strategic Accelerated Redemption Securities®	TS-11

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Furthermore, we, MLPF&S, and our respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes.  For example, MLPF&S may enter into these transactions in connection with any market making activities in which it engages.  We cannot assure you that these activities will not adversely affect the value of the Relative Value Market Measure, the market value of the notes prior to maturity, whether the notes will be called, or the Redemption Amount.

▪
Our trading, hedging and other business activities, and those of MLPF&S, may create conflicts of interest with you.  We, MLPF&S, or one or more of our respective affiliates may engage in trading activities related to the Basket Stocks and/or TLT that are not for your account or on your behalf.  We, MLPF&S, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon these securities.  In addition, in the ordinary course of their business activities, MLPF&S and its affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  MLFP&S or its affiliates may also have a lending relationship with us. In order to hedge such exposure, MLPF&S may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes.  Any such short positions could adversely affect future trading prices of the notes.  These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, MLPF&S and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Relative Value Market Measure or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

We, MLPF&S, and one or more of our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, MLPF&S, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of the notes.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with MLPF&S or one or more of its affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the Relative Value Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We, MLPF&S, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases.

▪
There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We and MLPF&S will serve as joint calculation agent for the notes and, as such, will determine each Observation Level, the Ending Value, whether the notes will be called, and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and agent of the notes, and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, whether and to what extent a change in the Price Multiplier of a Basket Stock or TLT is appropriate or in connection with judgments that the calculation agent would be required to make if TLT is discontinued.  See the sections entitled “Additional Terms of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments” below.  The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we and MLPF&S will serve as the calculation agent, potential conflicts of interest could arise.

▪
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain.  Under the terms of the notes, you will have agreed with us to treat the notes as prepaid financial contracts, with respect to the Relative Value Market Measure, as described under “Material U.S. Federal Income Tax Consequences.”  If the U.S. Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of gain or loss with respect to the notes may differ.  No ruling has been requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “Material U.S. Federal Income Tax Consequences.”  Additionally, in Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the notes should be required to accrue income during the term of the instrument. Accordingly, it is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or redemption, sale or exchange thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon redemption, sale or exchange) in respect of the notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your notes (possibly on a retroactive basis).  More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2014, or any notes held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Relative Value Strategic Accelerated Redemption Securities®	TS-12

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Additional Risks Relating to the Relative Value Market Measure

▪
You must rely on your own evaluation of the merits of an investment linked to the Relative Value Market Measure.  In the ordinary course of their businesses, we, MLPF&S, and our respective affiliates may have expressed views on expected movements in one or more of the Basket Stocks and TLT (or the securities held by TLT), and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to these securities may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning the securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

▪	Changes in the performance of the Basket and TLT may offset each other. For example, an increase in the performance of the Basket may be offset by a greater increase in the performance of TLT.

▪
You will have no rights as a security holder, you will have no rights to receive any shares of the Basket Stocks or of TLT, or any securities held by TLT, and you will not be entitled to dividends or other distributions as to these securities.  The notes are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in the notes will not make you a holder of the Basket Stocks, shares of TLT, or any of the securities held by TLT.  You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the companies that issue the Basket Stocks (the “Underlying Companies,” and each, an “Underlying Company”) or the investment advisor or manager of TLT, or any other rights with respect to those issuers or those securities.  As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  The notes will be paid in cash and you have no right to receive delivery of any securities represented by the Relative Value Market Measure.

▪
We and MLPF&S do not control any Underlying Company or TLT and are not responsible for any disclosure made by any Underlying Company or TLT.  We, MLPF&S, or our respective affiliates currently, or in the future, may engage in business with any Underlying Company or TLT, and we, MLPF&S and our respective affiliates may from time to time own securities of any Underlying Company or TLT. However, none of us, MLP&S, or any of our respective affiliates has the ability to control any actions of any Underlying Company or TLT or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Company or TLT. You should make your own investigation into each Basket Stock and TLT.

▪
The payment on the notes will not be adjusted for all corporate events that could affect a Basket Stock or TLT. The Price Multiplier and other terms of the notes may be adjusted for the specified corporate events affecting a Basket Stock or TLT, as described in the section entitled “Additional Terms of the Notes—Anti-Dilution Adjustments.”  However, these adjustments do not cover all corporate events that could affect the market price of one or more of these securities.  The occurrence of any event that does not require the calculation agent to adjust a Price Multiplier or the amount paid to you at maturity or upon a call may adversely affect the Closing Market Price of a Basket Stock or TLT, the Observation Levels, the Ending Value, whether the notes will be called, and the Redemption Amount, and, as a result, the market value of the notes.

Additional Risks Relating to the Basket Stocks

▪
The stocks included in the Basket are concentrated in one sector.  All of the stocks included in the Basket are issued by companies in the financial sector.  Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with an equity investment in companies in the financial services sector.  Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪
Adverse conditions in the financial sector may reduce your return on the notes.  All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the Basket. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector, and which could cause the performance of the Basket to be worse than the performance of TLT.

▪
Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes.  In recent years, economic conditions in the U.S. have resulted, and may

Relative Value Strategic Accelerated Redemption Securities®	TS-13

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket. As a result, the value of the Basket may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the notes, and increase the likelihood that the Basket will not perform better than TLT as of any Observation Date.

▪
Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.  The return of the notes will depend in part on whether the value of the Basket increases or decreases. Changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks.  The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much.  Therefore, in calculating the value of the Basket at any time, increases in the price of one Basket Stocks may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks.

▪
Our business activities and those of MLPF&S relating to any Underlying Company and the notes may create conflicts of interest with you.  We, MLPF&S, and our respective affiliates, at the time of the offering of the notes or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, MLPF&S, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  MLPF&S may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the value of the Relative Value Market Measure and the market value of the notes.  None of us, MLPF&S, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of each Underlying Company to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The selection of a Basket Stock does not reflect any investment recommendations from us, MLPF&S, or our respective affiliates.

▪
Each Underlying Company will have no obligations relating to notes and we will not perform any due diligence procedures with respect to any Underlying Company.  An Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of a Basket Stock or the value of the notes. The Underlying Companies will not receive any of the proceeds from the offering of the notes, and will not be responsible for, or participate in, the offering of the notes.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

None of us, MLPF&S or any of our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with the offering of the notes. None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Company or as to the future performance of any Basket Stock.  Any prospective purchaser of the notes should undertake such independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additional Risks Relating to TLT

▪
The investment advisor or sponsor of TLT or its underlying index (each, a “Market Measure Publisher”) may adjust TLT or that index in a way that affects its value, and they have no obligation to consider your interests. A Market Measure Publisher can change the investment policies of TLT or the policies concerning the calculation of TLT’s net asset value, or add, delete, or substitute the underlying assets held by TLT or the components included in its underlying index, as the case may be, or make other methodological changes that could change the value of TLT or its underlying index. Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of TLT, the net asset value of TLT, or its underlying index. Any of these actions could adversely affect the value of the notes. This could also result in the early redemption of the notes. See “Additional Terms of the Notes—Anti-Dilution and Discontinuance Adjustments for TLT—Discontinuance of TLT.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising TLT or its underlying index.

Relative Value Strategic Accelerated Redemption Securities®	TS-14

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

▪
There are liquidity and management risks associated with TLT.  Although shares of TLT are listed for trading on a securities exchange, there is no assurance that an active trading market will continue for the shares of TLT or that there will be liquidity in the trading market.

TLT is subject to management risk, which is the risk that its investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

▪
The performance of TLT and the performance of its underlying index may vary.  An exchange traded fund is generally designed to track the performance of its underlying index.  The performance of TLT and its underlying index generally will vary due to, for example, transaction costs, management fees, and timing variances.  Moreover, it is also possible that the performance of TLT may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, TLT not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by TLT, differences in trading hours between TLT and the securities included in its underlying index, or due to other circumstances.  This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of TLT are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of TLT may differ from its net asset value per share; shares of TLT may trade at, above, or below its net asset value per share.

For the foregoing reasons, the performance of TLT may not match the performance of its underlying index over the same period.  Because of this variance, the return on the notes, to the extent dependent on the performance of TLT, may not be the same as an investment directly in the securities included in its underlying index.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds from the offering of the notes for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland.  We may also use some or all of the proceeds from the offering to hedge our obligations under the notes.  In addition, we may also invest the proceeds temporarily in short-term securities.  The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

Relative Value Strategic Accelerated Redemption Securities®	TS-15

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Additional Terms of the Notes

General

The notes are part of a series of senior debt securities that we may issue under our senior indenture, dated as of March 29, 2007, as it has been and may be amended from time to time, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “senior indenture”). This term sheet summarizes financial and other terms that apply generally to the notes and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with this term sheet.

We will not pay interest on the notes. The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Unless automatically called prior to the maturity date, the notes will mature on the date set forth on the cover page of this term sheet, except under the limited circumstances described below.  Prior to the maturity date, the notes are not redeemable at the option of any holder.  The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the notes in denominations of whole units.  Each unit will have a principal amount of $10.  You may transfer the notes only in whole units.

Certain Definitions

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the NASDAQ Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

A “business day” is any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The “Closing Market Price” for one share of any Basket Stock or TLT (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

•
if the relevant security is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the relevant security is listed or admitted to trading;

•
if the relevant security is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•
if the relevant security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the relevant security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the relevant security is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the relevant security obtained from as many dealers in that security (which may include us, MLPF&S and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for each Basket Stock and TLT is one. The Price Multiplier will be subject to adjustment for certain corporate events relating to a Basket Stock or TLT described below under “—Anti-Dilution Adjustments.”

Postponement of Observation Dates

If a Market Disruption Event occurs on a scheduled Observation Date for any of the Basket Stocks or TLT (other than the final Observation Date), the applicable Observation Date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing with respect to any of the Basket Stocks or TLT; provided that the Observation Level will not be determined on a date later than the fifth scheduled trading day after the scheduled Observation Date, and if there is a Market Disruption Event on that date, the calculation agent will determine the Observation Level with respect to the Basket Stocks and TLT (or, if not determinable, estimate) in a manner which the calculation agent considers commercially reasonable under the circumstances on that fifth scheduled trading day.

Relative Value Strategic Accelerated Redemption Securities®	TS-16

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

If a Market Disruption Event occurs on the final Observation Date for any of the Basket Stocks or TLT, the final Observation Date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing with respect to any of the Basket Stocks or TLT; provided that the Ending Value will be determined with respect to the Basket Stocks and TLT (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

Market Disruption Events

As to any Basket Stock or TLT, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)
the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Basket Stock or TLT (or the successor thereto) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)
the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Basket Stock or TLT (or the successor security) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the applicable securities;

(C)
as to TLT, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component securities of TLT or its underlying index (or any successor underlying index trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the underlying index or any successor underlying index;

(D)
as to TLT, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant underlying index (or the successor underlying index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the underlying index or any successor underlying index; or

(E)	the determination that the scheduled Observation Date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Basket Stock or TLT (or successor security) or the relevant futures or options contracts relating to those shares or TLT’s underlying index (or any successor underlying index) will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the Basket Stock or TLT (or successor security) or TLT’s underlying index (or any successor underlying index), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Basket Stock or TLT;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)
if applicable to a Basket Stock or TLT, for the purpose of clauses (A) and (C) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Basket Stock or TLT, the calculation agent, in its sole discretion, may adjust the Price Multiplier and any other terms of the notes, if an event described below occurs after the pricing date and on or before the final Observation Date and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Basket Stock or TLT, or a successor security, as applicable.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of

Relative Value Strategic Accelerated Redemption Securities®	TS-17

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect a Basket Stock or TLT.

No adjustments to the Price Multiplier or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of the notes to reflect changes to the Basket Stock or TLT if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by an Underlying Company or TLT for cash or in connection with the occurrence of a partial tender or exchange offer for a Basket Stock by the Underlying Company or TLT.

Following an event that results in an adjustment of the Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Basket Stocks

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes as a result of certain events related to a Basket Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
the number of shares that a holder of one share of the Basket Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends.  If a Basket Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Basket Stock) that is given ratably to all holders of the Basket Stock or (ii) a distribution of additional shares of the Basket Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Basket Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Basket Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Basket Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to a Basket Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to a Basket Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of the Basket Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Basket Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

Relative Value Strategic Accelerated Redemption Securities®	TS-18

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Basket Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Basket Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.  A distribution on the Basket Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Basket Stock to subscribe for or purchase the Basket Stock, including new or existing rights to purchase the Basket Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Basket Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Basket Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Basket Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the final Observation Date, as to any Basket Stock:
(a)	there occurs any reclassification or change of the Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;
(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;
(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)
there occurs any reclassification or change of the Basket Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Basket Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Basket Stock (other than Basket Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Basket Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Basket Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such

Relative Value Strategic Accelerated Redemption Securities®	TS-19

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Reorganization Event by an options exchange to options on the relevant Basket Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the final Observation Date were the fifth trading day prior to the date of acceleration.

If an Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the final Observation Date were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Anti-Dilution and Discontinuance Adjustments for TLT

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier of TLT and other terms of the notes, and hence the Observation Level and the Ending Value, as a result of certain events related to TLT, which include, but are not limited to, the following:

Stock Splits, Reverse Stock Splits and Stock Dividends.  In the case of a stock split reverse stock split, or stock dividend, TLT’s Price Multiplier may be adjusted as set forth above for a Basket Stock.

Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to TLT other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to TLT, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to TLT’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which is the Closing Market Price per share of TLT on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of TLT on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of TLT of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of TLT of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive.  A distribution on TLT described under the sections entitled “—Other Distributions” and “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Other Distributions.  If TLT, after the pricing date, declares or makes a distribution to all holders of the shares of TLT of any class of its securities (other than shares of the Underlying Fund), evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•
a fraction, the numerator of which will be the Closing Market Price per share of TLT, and the denominator of which will be the Closing Market Price per share of TLT, less the fair market value, as determined by the calculation agent, as of the time the adjustment is effected of the portion of the capital stock, evidences of indebtedness, rights or warrants, or other non-cash assets so distributed or issued applicable to one share of TLT.

Reorganization Events

If after the pricing date and on or prior to the final Observation Date, TLT or its successor, has been subject to a merger, combination, consolidation, or statutory exchange of securities with another exchange traded fund, and TLT is not the surviving entity, then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes

Relative Value Strategic Accelerated Redemption Securities®	TS-20

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

of that event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to TLT or to the notes), and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem TLT to be de-listed, liquidated, discontinued, or otherwise terminated, the treatment of which is described below under “—Discontinuance of TLT.”

Discontinuance of TLT

If shares of TLT are de-listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to TLT (that exchange traded fund being referred to herein as a “successor underlying fund”).  In that event, the calculation agent will adjust the Price Multiplier, as necessary, such that the successor underlying fund closely replicates the performance of TLT.

If TLT (or a successor underlying fund) is de-listed, liquidated, or otherwise terminated and the calculation agent determines that no adequate substitute for TLT (or a successor underlying fund) is available, then the calculation agent will, in its sole discretion, calculate the Closing Market Price of TLT (or a successor underlying fund) by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate TLT (or a successor underlying fund).  If the calculation agent determines that no such computation methodology will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

If a successor underlying fund is selected or the calculation agent calculates the Closing Market Price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate TLT (or a successor underlying fund), that successor underlying fund or substitute computation methodology, as applicable, will be substituted for TLT (or that successor underlying fund) for all purposes of the notes.

If at any time:

•
TLT’s underlying index (or the underlying index related to a successor underlying fund) is discontinued or ceases to be published and (i) the Market Measure Publisher of that index or another entity does not publish a successor or substitute underlying index that the calculation agent determines, in its sole discretion, to be comparable to the underlying index (a “successor underlying index”) or (ii) the Market Measure Publisher of TLT does not announce that TLT will track the successor underlying index; or

•
TLT (or a successor underlying fund) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of TLT, or a material change to the related underlying index) so that TLT does not, in the opinion of the calculation agent, fairly represent the price per share of TLT (or that successor underlying fund) had those changes or modifications not been made;

then, from and after that time, the calculation agent will make those calculations and adjustments that, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a Closing Market Price of TLT (or that successor underlying fund) as if those changes or modifications had not been made.  The calculation agent also may determine that no adjustment is required.  If the calculation agent determines that no such calculation or adjustment will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the maturity date of the notes to be accelerated as described below.

The calculation agent will be solely responsible for the method of calculating the Closing Market Price of TLT (or any successor underlying fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, any modification or discontinuance of TLT or its underlying index may adversely affect trading in the notes.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent, in its discretion, may cause the notes to be accelerated to the fifth business day (the “date of acceleration”) following the date of that determination and the amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the notes and as if the final Observation Date were five trading days prior to the date of acceleration.  Additionally, if the notes are accelerated, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.  In addition, the notes will not bear a default interest rate.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the other terms of the notes, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on a Basket Stock or any successor security. For example, if the security is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the security by dividing the strike price by two, then the calculation agent may also elect to divide the relevant share price by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.

Relative Value Strategic Accelerated Redemption Securities®	TS-21

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this term sheet, including determinations regarding the Observation Level of the Relative Value Market Measure on each Observation Date, the Ending Value, the Relative Value Market Measure, the Redemption Amount, whether the notes will be called, any Market Disruption Events, trading days, business days, non-calculation days, and any adjustments to a Price Multiplier.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

The calculation agent may be changed at any time without us notifying you.

Purchases

We may at any time purchase the notes, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of the notes by us or the automatic call of any notes, such notes will be cancelled by the trustee.

Book-Entry, Delivery and Form

We will issue the notes in the form of one or more fully registered global securities, or the global notes, in denominations of $10 or integral multiples of $10 greater than $10. We will deposit the notes with, or on behalf of, DTC, as the depositary, and will register the notes in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the notes are represented by the global notes, we will make all payments on the notes, if any, to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Book-Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Events of Default and Acceleration

Events of default are defined in the senior indenture.  If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the payment described on page TS-2 above, determined as if the date of acceleration were the maturity date of the notes and as if the final Observation Date were five trading days prior to the date of acceleration.  The calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the notes will not accrue any default or other interest rate.

Listing

The notes will not be listed on a securities exchange or quotation system.

Relative Value Strategic Accelerated Redemption Securities®	TS-22

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The Basket

The Basket Stocks are described in the section “The Basket Stocks” below.  Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Stock	NYSE Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Citigroup Inc.	C	33.34%	$48.02	0.69429404	33.34
JPMorgan Chase & Co.	JPM	33.33%	$55.81	0.59720480	33.33
Wells Fargo & Company	WFC	33.33%	$49.23	0.67702620	33.33
				Starting Value	100.00
(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The calculation agent will calculate the Final Basket Level by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on each Observation Date and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in “Additional Terms of the Notes—Anti-Dilution Adjustments” beginning on page TS-18.  If a Market Disruption Event occurs as to any Basket Stock on an Observation Date, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Additional Terms of the Notes—Market Disruption Events” beginning on page TS-17.

Relative Value Strategic Accelerated Redemption Securities®	TS-23

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2008 through March 2014.  The graph is based upon actual month-end historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-24

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

The Basket Stocks

We have derived the following information about the issuers of the Basket Stocks (each, an “Underlying Company”) from publicly available documents that they have published. We have not independently verified the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding the Underlying Companies that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes.  The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

The tables set forth below shows the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Citigroup Inc.

Citigroup Inc. is a financial services holding company that provides a range of financial services to consumer and corporate customers. The company's services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “C”. The company’s CIK number is 831001.

	High ($)	Low ($)
2008 First Quarter	296.90	186.20
Second Quarter	268.10	167.60
Third Quarter	211.20	140.30
Fourth Quarter	230.00	37.70

2009 First Quarter	74.60	10.20
Second Quarter	40.20	26.80
Third Quarter	52.30	25.90
Fourth Quarter	50.00	32.00

2010 First Quarter	43.10	31.50
Second Quarter	49.70	36.30
Third Quarter	43.00	36.60
Fourth Quarter	48.10	39.50

2011 First Quarter	51.30	43.90
Second Quarter	46.00	36.81
Third Quarter	42.88	23.96
Fourth Quarter	34.17	23.11

2012 First Quarter	38.08	28.17
Second Quarter	36.87	24.82
Third Quarter	34.79	25.24
Fourth Quarter	40.17	32.75

2013 First Quarter	47.60	41.15
Second Quarter	53.27	42.50
Third Quarter	53.00	47.67
Fourth Quarter	53.29	47.67

2014 First Quarter	55.20	46.34
Second Quarter (through the pricing date)	48.31	45.68

Relative Value Strategic Accelerated Redemption Securities®	TS-25

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This Basket Stock trades on the NYSE under the symbol “JPM”. The company’s CIK number is 19617.

	High ($)	Low ($)
2008 First Quarter	48.25	36.48
Second Quarter	49.25	34.31
Third Quarter	48.24	31.02
Fourth Quarter	49.85	22.72

2009 First Quarter	31.35	15.90
Second Quarter	38.94	27.25
Third Quarter	46.47	32.27
Fourth Quarter	47.16	40.27

2010 First Quarter	45.02	37.70
Second Quarter	47.81	36.61
Third Quarter	41.64	35.63
Fourth Quarter	42.67	36.96

2011 First Quarter	48.00	43.40
Second Quarter	47.64	39.49
Third Quarter	42.29	29.27
Fourth Quarter	37.02	28.38

2012 First Quarter	46.27	34.91
Second Quarter	46.13	31.00
Third Quarter	41.57	33.90
Fourth Quarter	44.53	39.29

2013 First Quarter	51.00	44.57
Second Quarter	55.62	46.64
Third Quarter	56.67	50.32
Fourth Quarter	58.48	50.75

2014 First Quarter	61.07	54.31
Second Quarter (through the pricing date)	60.67	54.80

Relative Value Strategic Accelerated Redemption Securities®	TS-26

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Wells Fargo & Company

Wells Fargo & Company is a financial services company providing banking, insurance, investments, mortgage, leasing, credit cards, and consumer finance.  The company operates through physical stores, the Internet and other distribution channels across North America and elsewhere. This Basket Stock trades on the NYSE under the symbol “WFC”. The company’s CIK number is 72971.

	High ($)	Low ($)
2008 First Quarter	34.01	25.48
Second Quarter	31.49	23.75
Third Quarter	39.80	20.51
Fourth Quarter	36.70	21.76

2009 First Quarter	30.00	8.12
Second Quarter	28.18	14.48
Third Quarter	29.41	22.87
Fourth Quarter	31.38	25.32

2010 First Quarter	31.22	26.43
Second Quarter	33.88	25.60
Third Quarter	28.57	23.25
Fourth Quarter	31.31	23.59

2011 First Quarter	34.10	31.20
Second Quarter	32.40	25.36
Third Quarter	29.38	22.88
Fourth Quarter	27.80	23.18

2012 First Quarter	34.47	28.43
Second Quarter	34.51	30.05
Third Quarter	36.13	32.85
Fourth Quarter	35.97	31.43

2013 First Quarter	38.20	34.66
Second Quarter	41.56	36.27
Third Quarter	44.63	41.08
Fourth Quarter	45.54	40.24

2014 First Quarter	49.74	44.23
Second Quarter (through the pricing date)	49.83	47.71

Relative Value Strategic Accelerated Redemption Securities®	TS-27

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

iShares 20+ Year Treasury Bond ETF

We have derived the following information from publicly available documents published by iShares, Inc., a registered investment company.  We have not independently verified the accuracy or completeness of the following information. We are not affiliated with iShares, Inc., and iShares, Inc. will not have any obligations with respect to the notes.

This term sheet relates only to the notes and does not relate to the shares of TLT, the securities included in TLT, or the underlying index described below.  Neither we nor any of our affiliates have participated or will participate in the preparation of the publicly available documents regarding TLT.  Neither we nor any of our affiliates have made any due diligence inquiry with respect to TLT in connection with the offering of the notes.  There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of TLT have been or will be publicly disclosed.  Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning TLT could affect the value of its shares on each Observation Date and therefore could affect your return on the notes. The selection of TLT is not a recommendation to buy or sell its shares.

TLT seeks results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury market as defined by the Barclays U.S. 20+ Year Treasury Bond Index. Barclays Bank PLC is the sponsor of The Barclays U.S. 20+ Year Treasury Bond Index. The Barclays U.S. 20+ Year Treasury Bond Index is a market capitalization index, which includes all publicly issued, U.S. Treasury securities that have a remaining maturity greater than 20 years, are non-convertible, are denominated in U.S. dollars, are rated investment grade (Baa3 or better) by Moody’s Investors Service, are fixed rate, and have more than $150 million par outstanding. Excluded from the Barclays U.S. 20+ Year Treasury Bond Index are certain special issues, such as flower bonds, targeted investor notes, and state and local government series bonds, and coupon issues that have been stripped from assets already included. TLT has an expense ratio of approximately 0.15% per year
Information provided to or filed with the SEC by iShares, Inc. under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 930667.

The shares of TLT trade on the NYSE Arca under the symbol “TLT”.

Historical Data of TLT

The following table shows the quarterly high and low Closing Market Prices per unit of TLT on its primary exchange from the first quarter of 2008 through the pricing date. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places.  The historical closing prices of shares of TLT should not be taken as an indication of future performance of TLT or what the value of the notes may be.  Any historical upward or downward trend in the price per share of TLT during any period set forth below is not an indication that the price per share of TLT is more or less likely to increase or decrease at any time over the term of the notes.

	High ($)	Low ($)
2008 First Quarter	97.18	90.95
Second Quarter	95.67	88.87
Third Quarter	98.49	90.14
Fourth Quarter	122.45	92.74

2009 First Quarter	116.65	100.56
Second Quarter	106.37	88.19
Third Quarter	98.84	90.40
Fourth Quarter	99.70	89.46

2010 First Quarter	92.31	88.61
Second Quarter	101.75	87.47
Third Quarter	108.56	98.33
Fourth Quarter	105.56	90.94

2011 First Quarter	93.92	88.19
Second Quarter	97.64	89.88
Third Quarter	123.13	93.61
Fourth Quarter	123.87	110.24

2012 First Quarter	121.44	110.10
Second Quarter	130.36	110.58
Third Quarter	132.16	118.30
Fourth Quarter	126.73	120.07

2013 First Quarter	120.32	114.75
Second Quarter	124.00	107.88
Third Quarter	110.41	102.13
Fourth Quarter	108.31	101.81

2014 First Quarter	109.99	102.17
Second Quarter (through the pricing date)	111.27	107.27

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of TLT.

Relative Value Strategic Accelerated Redemption Securities®	TS-28

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S is not acting as your fiduciary or advisor solely as a result of the making of the offering of the notes, and you should not rely upon this term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes.  You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Relative Value Market Measure and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Relative Value Market Measure.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Relative Value Market Measure.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Relative Value Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

Relative Value Strategic Accelerated Redemption Securities®	TS-29

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see "Risk Factors” beginning on page TS-9 above and “Supplemental Use of Proceeds and Hedging” on page TS-15 above.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on April 22, 1993. It is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by the Financial Market Supervisory Authority in Switzerland, is authorized by the Prudential Regulation Authority in the U.K., and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the U.K.  CSLB’s address is One Cabot Square, London EC14 4QJ, and its telephone number is +44 20 7888 888. For additional information, see “Credit Suisse” in the accompanying prospectus.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the notes for all purposes under the notes.  The notes will remain obligations of Credit Suisse, notwithstanding any such substitution.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes.  This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the IRS has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of your notes.  Thus, the characterization of the notes is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the notes should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Relative Value Market Measure, that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the notes, you agree to treat the notes for all tax purposes in accordance with such characterization.  In light of the

Relative Value Strategic Accelerated Redemption Securities®	TS-30

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

fact that we agree to treat the notes as prepaid financial contracts, the balance of this discussion assumes that the notes will be so treated.

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that notes with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your notes.  If the notes were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the notes an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes, or the comparable yield.  The characterization of the notes as contingent payment debt instruments under these rules is likely to be adverse.  However, if the notes had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the notes as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize the notes as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  If the Basket includes an equity interest in a non-U.S. company, the IRS might assert that one or more of the Basket Stocks is a passive foreign investment company (“PFIC”) and that the constructive ownership transaction rules of Code section 1260 apply.  See “Constructive Ownership Transaction Rules” below. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of notes that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding notes, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the notes.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), upon receipt of the Redemption Amount from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the note at that time.  For notes with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at maturity.  For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the note (generally its cost).  For notes with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.  For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

If the Basket includes an equity interest in a non-U.S. company, including ADRs, the IRS might assert that one or more of the Basket Stocks is a PFIC and that the constructive ownership transaction rules of Code section 1260 apply.  Based upon the composition of the income and assets of one or more of the Basket Stocks, (including, among others, entities in which such Basket Stocks hold at least a 25% interest), and the nature of such Basket Stocks’ activities, such Basket Stocks may be characterized as PFICs for purposes of U.S. federal income tax.  Under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to all or a portion of the gain derived from the notes if the notes reference an underlying equity interest in a “pass-thru entity” within the meaning of Code section 1260, which includes shares in a PFIC.  If the notes are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying

Relative Value Strategic Accelerated Redemption Securities®	TS-31

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of the notes.  There is a presumption that all of the gain realized that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence.  Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its notes in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the stocks comprising the Basket (rather than the notes) on the issue date of the notes, and (2) sold the stocks comprising the Basket on the date of sale, exchange or redemption of the notes, could be recharacterized as ordinary income and subject to an interest charge, as described above.  You should consult with your tax advisor regarding the possible application of the constructive ownership transaction rules to the notes.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

Notes Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the notes and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Relative Value Strategic Accelerated Redemption Securities®	TS-32

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

Non-U.S. Holders Generally

Except as provided under “notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the notes to a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its notes will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to notes that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the notes (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the notes constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The notes may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds a note at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Relative Value Strategic Accelerated Redemption Securities®	TS-33

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the notes should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your notes (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2014, or any notes held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed.  You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Relative Value Strategic Accelerated Redemption Securities®	TS-34

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

ERISA Considerations

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, MLPF&S, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us or MLPF&S directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”).  The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.  Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

Relative Value Strategic Accelerated Redemption Securities®	TS-35

Relative Value Strategic Accelerated Redemption Securities®
Linked to the Performance of a Basket of Three Financial Stocks versus the iShares 20+ Year Treasury Bond ETF, due May 1, 2015

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

Relative Value Strategic Accelerated Redemption Securities®	TS-36